Contact:
Ever-Glory International Group, Inc.	CCG Elite Investor Relations
Mr. Devin Jin, Corporate Secretary	Crocker Coulson, President
Phone: +86-25-52096899	Phone: +1-646-213-1915 (New York)
E-mail: jinqiu@ever-glory.com	E-mail: crocker.coulson@ccgir.com

For Immediate Release

Ever-Glory International to Launch Private-Label LA GO GO

Women’s Fashions in Chinese Retail Stores

Nanjing, China - January 9, 2008 - Ever-Glory International Group, Inc. (OTC BB: EVGY) (“Ever-Glory,” the “Company”), a leading apparel manufacturer in the People's Republic of China (“PRC”), today announced it entered into a joint venture agreement with Shanghai La Chapelle Garment and Accessories Company Limited (“La Chapelle Garment”) to begin the widescale launch of Ever-Glory’s private-label clothing line.

The agreement will create Shanghai LA GO GO Fashion Co., Ltd. (“LA GO GO Fashion”), which will manufacture and market Ever-Glory’s inaugural LA GO GO brand toward young, professional women.

“The development of LA GO GO is an important step for the new year, as we look to broaden our offerings to the domestic Chinese market and diversify our revenues by selling these higher-margin products,” said Mr. Yihua (Edward) Kang, Ever-Glory’s Chief Executive Officer. “The LA GO GO brand will provide high-quality, stylish fashions to our core customers - younger, professional women who love to shop and tend to spend more on clothing and accessories.”

In conjunction with the agreement, Ever-Glory agreed to invest US $1.4 million in La Chapelle Garment, for a 10% stake in La Chapelle. In turn, La Chapelle will use the proceeds to finance the joint venture. Under terms of the agreement, Ever-Glory, through its subsidiary Nanjing Goldenway Garments Co., Ltd., will hold a 60% stake in LA GO GO Fashion, while La Chapelle Garment will hold the remaining 40% interest.

La Chapelle Garment currently operates a network of 350 specialty counters in more than 40 cities in China, including Beijing, Chengdu, Nanjing, Shanghai, Suzhou and Tianjin. Beginning in January, LA GO GO clothing initially will be sold at 20 specialty counters in La Chapelle Garment’s existing retail locations. By December 2008, Ever-Glory plans to expand sales into 80 specialty counters in China’s major cities.

A recent survey by consulting firm McKinsey & Company valued the retail apparel market in China at $84 billion - the world’s third-largest behind only the United States ($232 billion) and Japan ($100 billion). Consumers have continued to drive China’s retail apparel market, which is growing at a rate of about 12% per year.

About Shanghai La Chapelle Garment and Accessories Co., Ltd.

Founded in 1998, Shanghai La Chapelle Garment and Accessories Co., Ltd. is a leading woman’s wear manufacturer and distributor. It has set up a distribution network of 350 specialty counters in more than 40 cities in China. The clothes are sold under the brand of “La Chapelle” and “La Chapelle SPORT.” For more information, please visit http://www.lachapelle.cn.

About Ever-Glory International Group, Inc.

Ever-Glory International Group (OTCBB: EVGY) is a U.S. publicly-traded company engaged in international garment manufacturing for well-known middle- to high-grade casual, outer, and sportswear brands. The company's U.S. headquarters is based in Los Angeles, CA, although Ever-Glory also has three subsidiaries, Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co, Ltd. and Nanjing Catch-Luck Garments Co., Ltd. Ever-Glory has strategic business partners in countries including China, Europe and the U.S. The company cooperates with well-respected garment retailer chains such as Itochu, Shinko, Debenhams, Next, C&A, Itoyokado and others in handling high- and middle-grade casual wear and sportswear. The company entered into production and sales cooperation agreements with a number of internationally famous brands such as Matalan, Eddie Bauer, Best-Seller, BB Dakota and others. Ever-Glory employs more than 2,000 people. Currently, 59% of the company’s total sales revenue is from Europe, 21% from the United States, 13% from Japan and 6% from within China. For more information about Ever-Glory International Group, please visit: http://www.everglorygroup.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the company’s ability to accurately complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates and joint venture partners, the performance of third parties with whom the company does business, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should be read and considered in conjunction with the “risk factors” disclosed in the company’s periodic reports and registration statements on file with the U.S. Securities and Exchange Commission.

This press release contains references to web sites controlled by third parties. The company assumes no responsibility for statements made in third party web sites.

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